Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Arteris, Inc. of our report dated June 11, 2021, relating to the consolidated financial statements of Arteris, Inc. and subsidiaries and to the reference to our firm under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

San Francisco, California

October 1, 2021